Exhibit No. 99.1

INTAC Receives Notice of Hearing Date

Before NASDAQ Panel

HONG KONG, May 18, 2005 /PRNewswire-FirstCall/ — INTAC International, Inc. (Nasdaq: INTNE; FSE: WKN 805768) (the “Company”), today reported that it has been notified by the Listing Qualifications Department of The Nasdaq Stock Market that its hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) has been scheduled for June 2, 2005.  As previously announced on May 10, 2005, the Company received a notice from the Listing Qualifications Department stating that, although the Company filed its 2004 Form 10-K, the Company does not comply with Nasdaq Marketplace Rule 4310(c)(14) because its 2004 Form 10-K did not include its management’s report on internal control over financial reporting and the related report of the Company’s independent public accounting firm on management’s assessment of the effectiveness of internal control over financial reporting (collectively, the “Attestations”) as required by Section 404 of the Sarbanes-Oxley Act of 2002.  The Company requested a hearing on the matter before a Panel.  At the June 2, 2005 hearing, the Company will request an extension of its listing privileges for a period of time sufficient to allow the Company to complete the implementation of the framework and the testing necessary to comply with Section 404 of Sarbanes-Oxley or an exception to the requirement to file the Attestations to the extent applicable to the Company’s 2004 Form 10-K.  The Company expects the Panel to issue a decision within several weeks of the hearing.

About INTAC International, Inc.

INTAC International, Inc. is a provider of a full range of integrated educational and career development services as well as management software products for educational institutions in China. In a strong cooperation (partnership) with China’s Ministry of Education, INTAC tailors its online and offline services and products towards a target group of 300 million Chinese students. The services are delivered through INTAC’s websites, www.PHRBank.com and www.Joyba.com, as well as through a range of mobile value-added services, its print formats and its local Career Service Centers across China.

Forward-Looking Statements

This press release contains certain “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements expressed or implied by such forward-looking statements to differ materially from those projected or implied. Factors that could cause or contribute to such differences include, among other things, any change in the Company’s assessment of the time period to achieve compliance with Section 404 of Sarbanes-Oxley and the identification of other actions or alternatives that may be available to achieve compliance with the Nasdaq rules.  We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future events or otherwise. INTAC undertakes no obligation to update any forward-looking statements made in this media release.

Contact: J. David Darnell, Senior Vice President and Chief Financial Officer, 469-916-9891, for further information.

Internet: http://www.intac-international.com